EXHIBIT 10.4

Impel Pharmaceuticals Inc.

__, 2023

____________

Sent via email

Dear ________,

Impel Pharmaceuticals Inc. (the “Company”) is hereby notifying you of your eligibility to participate in the Company’s new retention program (the “New Retention Program”). The New Retention Program is designed to incentivize you to remain in service to the Company through the provision of certain benefits, including a one-time cash advance and eligibility to receive certain severance payments upon a qualifying termination of employment with the Company, in each case, pursuant to the terms set forth in this letter agreement.

1.
Qualifying Advance:

As soon as reasonably practicable following the Tranche B closing of the Company’s anticipated refinancing transaction with certain of the Company’s existing and new investors, the Company will provide you with a one-time cash advance in the amount of $________ (the “Qualifying Advance”), subject to all applicable taxes and withholdings.

The purpose of the Qualifying Advance is to reward your continued service with the Company following the date of this letter agreement, and therefore, you must repay the Qualifying Advance to the Company in the event that your employment with the Company ceases for any reason (including, without limitation, if you are on a “garden leave” or any similar status in which you are not actively working and from which you are not anticipated to return to employment) prior to the earlier to occur of: (i) the closing of a Corporate Transaction (as defined below) and (ii) January 31, 2024 (any such resignation, a “Repayment Trigger”). In the event of any Repayment Trigger, you hereby agree to repay the full amount of the Qualifying Advance, gross of all applicable taxes, to the Company no later than thirty (30) days following the date of the Repayment Trigger. Notwithstanding the foregoing, in the event that the Company terminates your employment without Cause (as defined below), then you will not have to repay the Qualifying Advance, provided that you satisfy the “Conditions for Payment of Severance” set forth below.

2.
Severance Entitlements:

In connection with your participation in the New Retention Program, subject to your agreement to the terms and conditions of this letter agreement, you will be eligible to receive certain new severance benefits pursuant to the terms and conditions described below. By your signature below, you hereby acknowledge and agree that the new severance entitlements described in this letter agreement will be your sole entitlement to cash severance, payment for COBRA coverage, vesting acceleration, or other terminated-related benefits from the Company and that the new severance entitlements set forth herein expressly supersede and replace any and all cash severance, payment for COBRA coverage, vesting acceleration, or other terminated-related benefits from the Company as set forth in your Employment Agreement with the Company dated as of ___________ or otherwise.

Non-CIC Severance

If you are subject to an Involuntary Termination (as defined below) at any time other than upon or within 12 months following a Corporate Transaction (as defined below), then subject to the “Conditions for Payment of Severance” section below and the other terms of this letter agreement, you will be entitled to receive the following benefits (collectively, the “Severance”):

i. the value of all accrued and vested payments under any benefit plans not otherwise described in this Section 2 that have not been paid or otherwise used through your termination date, which benefits will be paid to you on the Company’s first regular payroll date following the end of the Release Period (as defined below) but no later than March 15 of the year following the year of the Involuntary Termination;

ii. a cash lump-sum payment in the total amount of $__________, which shall be payable on the Company’s first regular payroll date following the end of the Release Period but no later than March 15 of the year following the year of the Involuntary Termination;

[iii. a cash lump-sum payment equal to your target bonus in the year of the Involuntary Termination, as such target bonus shall be pro-rated on a daily basis for the number of days of service in the performance year in which your employment terminated, which shall be payable on the Company’s first regular payroll date following the end of the Release Period but no later than March 15 of the year following the year of the Involuntary Termination;]

[iv. vesting acceleration as to that number of then unvested shares subject to all equity then held by you, which would have vested in the twelve (12) month period following your termination date had you remained in employment with the Company; to the extent that any such equity are subject to performance-based vesting conditions, the treatment of such equity shall be governed exclusively by the terms set forth in the applicable award agreements and equity incentive plan;]

[v.] subject to your timely and proper election of coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), continuation of your life insurance coverage and, for both you and your eligible dependents, continuation of your then-effective group medical and dental coverage, at Company cost, for [12] [9] months following the Involuntary Termination. The Company’s obligations under this section [(v)] shall not apply once you become eligible for medical, dental, or life insurance coverage from another entity where the cost to you is consistent with similarly situated participants under such plans and you agree to provide prompt notice to the Company if you become so eligible.

CIC Severance

If you are subject to an Involuntary Termination upon or within 12 months following a Corporate Transaction, then subject to the “Conditions for Payment of Severance” section below and the other terms of this letter agreement, and in lieu of the Severance described above, you will be entitled to receive the following benefits (collectively, the “CIC Severance”):

i. the value of all accrued and vested payments under any benefit plans not otherwise described in this Section 2 that have not been paid or otherwise used through your termination date, which benefits will be paid to you on the first regular payroll date following the end of the Release Period but no later than March 15 of the year following the year of the Involuntary Termination;

ii. [__________to be paid in equal installments on the Company’s regular payroll dates for an [18-month period] [12-month period] from the date of the Involuntary Termination, provided that the first payment will commence on the first regular payroll date following the end of the Release Period and include any amounts that would have been payable during the Release Period but for this sentence;]

[a cash lump-sum payment in the total amount of $__________, which shall be payable on the Company’s first regular payroll date following the end of the Release Period but no later than March 15 of the year following the year of the Involuntary Termination];

iii. a lump-sum payment equal to your target bonus in the year of the Involuntary Termination, as such target bonus shall be pro-rated on a daily basis for the number of days of service in the performance year in which your employment terminated, which shall be payable on the Company’s first regular payroll date following the end of the Release Period but no later than March 15 of the year following the year of the Involuntary Termination;

iv. full vesting acceleration as to all equity then held by you;

v. subject to your timely and proper election of coverage under COBRA, continuation of your life insurance coverage and, for both you and your eligible dependents, continuation of your then-effective group medical and dental coverage, at Company cost, for [18] [12] months following the Involuntary Termination. The Company’s obligations under this section (v) will not apply once you become eligible for medical, dental, or life insurance coverage from another entity where the cost to you is consistent with similarly situated participants under such plans and you agree to provide prompt notice to the Company if you become so eligible.

Conditions for Payment of Severance

Receipt of the Severance or the CIC Severance, as applicable, will be conditioned in its entirety upon your execution of a release of claims in a form prescribed by the Company, without alterations (the “Release”) and your continued compliance with the terms thereof, which Release must be executed and become irrevocable, within 60 days of your Involuntary Termination (this 60-day period, the “Release Period”). Any acceleration in connection with the Severance or the CIC Severance will be effective as of the date of your “separation from service” (as defined as defined in the regulations under Section 409A of the Internal Revenue Code (the “Code”)) and the resulting vested equity cancelled without consideration if the Release does not become effective by its terms and within the Release Period.

Definitions

“Cause” means (a) your unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (b) your material breach of any agreement between you and the Company, (c) your material failure to comply with the Company’s written policies or rules, (d) your conviction of, or your plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, (e) your gross negligence or willful misconduct, (f) your continuing failure to perform assigned duties after receiving written notification of the failure from the Board or (g) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation.

“Corporate Transaction” means the occurrence of any of the following events: (a) any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then-outstanding voting securities, provided, however, that for purposes of this subclause (a) the acquisition of additional securities by any one Person who is considered to own more than fifty percent (50%) of the total voting power of the securities of the Company will not be considered a Corporate Transaction; (b) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; (c) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; (d) any other transaction which qualifies as a “corporate transaction” under Section 424(a) of the Internal Revenue Code of 1986, as amended (the “Code”) wherein the stockholders of the Company give up all of their equity interest in the Company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of capital stock of the Company), or (e) a change in the effective control of the Company that occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by members of the Board whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purpose of this subclause (e), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Corporate Transaction. For purposes of this definition, Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase, or acquisition of stock, or similar business transaction with the Company. Notwithstanding the foregoing, to the extent that any amount constituting deferred compensation (as defined in Section 409A of the Code) would become payable under this letter agreement by reason of a Corporate Transaction, such amount will become payable only if the event constituting a Corporate Transaction would also qualify as a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, each as defined within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and IRS guidance that has been promulgated or may be promulgated thereunder from time to time.

“Good Reason” means any of the following conditions has come into existence without your consent: (a) a material reduction of your base salary; or (b) a material diminution of your authority, duties or responsibilities, provided that that a reduction in your authority, duties or responsibilities following a Corporate Transaction shall not constitute Good Reason if (i) there is no material demotion in your authority, duties or responsibilities within that division of the acquiring company comprised of the Company, (ii) you merely experience a change in your title, or (iii) the reduction is due to your failure to be elected or reelected to the Board or any committee thereof, to the extent applicable. A resignation for Good Reason will not be deemed to have occurred unless you give the Company written notice of the condition within 30 days after the condition comes into existence, the Company fails to cure the condition within 30 days after receiving your written notice, and you immediately terminate your employment upon the Company’s failure to cure or the Company’s notice to you that it will decline to cure.

“Involuntary Termination” means you experience a “separation from service” (as defined in the regulations under Section 409A of the Code) due to your termination without Cause or your resignation for Good Reason.

3.
Release:

Release of Claims

In exchange for the benefits provided pursuant to Sections 1 and 2 of this letter agreement, you hereby agree to the following general release of claims in favor of the Company:

a.
To the fullest extent permitted by law, you hereby release and waive any claims you may have against the Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Releasees”), whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of your employment or your separation or resignation from employment, claims under Title VII of the 1964 Civil Rights Act, as amended, the Americans with Disabilities Act and all state or local laws, ordinances and/or regulations of any kind, including those governed by the law of the state where you principally work for the Company and/or reside, that may apply to you.
b.
You hereby acknowledge that you are aware of the principle that a general release does not extend to claims that the releasor does not know or suspect to exist in his or her favor at the time of executing the release, which, if known by him or her, must have materially affected his or her settlement with the releasee. With knowledge of this principle, you hereby agree to expressly waive any rights you may have to that effect, including under Section 1542 of the Civil Code of the State of California, as applicable.
c.
You do not intend to release claims that you may not release as a matter of law, including but not limited to claims for earned or vested wages or benefits from the Company, any rights to indemnifications, or any claims for enforcement of this letter agreement.
d.
You understand that nothing in this letter agreement limits, impedes or restricts your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board (the “NLRB”), the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission (“Government Agencies”). You further understand that this letter agreement does not limit your ability to communicate with any Government Agencies or otherwise participate and/or assist in any investigation or proceeding that may be conducted by any Government Agency, including providing documents (including this letter agreement) or other information, without notice to the Company. This letter agreement does not limit your right to receive an award for information provided to any Government Agencies or prohibit you from providing truthful information in response to a subpoena or other legal process.
4.
Covenant Not to Sue:

To the fullest extent permitted by law, at no time subsequent to the execution of this letter agreement will you pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, of any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which you may now have, have ever had, or may in the future have against Releasees, which is based in whole or in part on any matter released by this letter agreement. Nothing in this section shall prohibit or impair you or the Company from complying with all applicable laws, nor shall this letter agreement be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.

5.
Tax Matters:

Withholding.

All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

Section 409A.

If the Company determines that you are a “specified employee” under Code Section 409A(a)(2)(B)(i) at the time of your “separation from service” (as defined in the regulations under Section 409A of the Code), then the benefits under Section 2, to the extent that they are subject to Section 409A, will commence on the first business day following (A) expiration of the six month period measured from your “separation from service” (as defined as defined in the regulations under Section 409A of the Code) or (B) the date of your death provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Participant, including (without limitation) the additional twenty percent (20%) tax for which Participant would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. To the extent that any provision of this letter agreement is ambiguous as to its exemption or compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent. To the extent any payment under this letter agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A.

Tax Advice.

You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or the Board related to tax liabilities arising from your compensation.

Section 280G.

In the event that any payment or benefit received or to be received by you pursuant to this letter agreement or otherwise (any “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this paragraph, be subject to the excise tax imposed by Section 4999 of the Code, any successor provisions, or any comparable federal, state, local or foreign excise tax (“Excise Tax”), then, subject to the provisions of this letter agreement relating to Code Section 409A, such Payments will be either (A) provided in full pursuant to the terms of this employment agreement or any other applicable agreement, or (B) provided as to such lesser extent which would result in no portion of such Payments being subject to the Excise Tax (the “Reduced Amount”), whichever of the foregoing amounts, taking into account the applicable federal, state, local and foreign income, employment and other taxes and the Excise Tax (including, without limitation, any interest or penalties on such taxes), results in your receipt, on an after-tax basis, of the greatest amount of payments and benefits provided for hereunder or otherwise, notwithstanding that all or some portion of such Payments may be subject to the Excise Tax. Unless you and the Company otherwise agree in writing, any determination required under this subsection will be made by independent tax counsel designated by the Company and reasonably acceptable to you (“Independent Tax Counsel”), whose determination will be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required under this subsection, Independent Tax Counsel may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code; provided that Independent Tax Counsel will assume that you pay all taxes at the highest marginal rate. You and the Company will furnish to Independent Tax Counsel such information and documents as Independent Tax Counsel may reasonably request in order to make a determination under this subsection. The Company will bear all costs that Independent Tax Counsel may reasonably incur in connection with any calculations contemplated by this Section. In the event that any such reduction is determined to be necessary, then such reduction shall be made in the following order: (i) first, any future cash payments (if any) shall be reduced (if necessary, to zero, with the payment farthest in the future being so reduced first); (ii) second, any current cash payments shall be reduced (if necessary, to zero); (iii) third, all non-cash payments (other than equity or equity derivative related payments) shall be reduced (if necessary, to zero); and (iv) fourth, all equity or equity derivative payments shall be reduced. If the Internal Revenue Service (the “IRS”) determines that any Payment is subject to the Excise Tax, then the terms of following paragraph will apply and the enforcement thereof will be the exclusive remedy to the Company.

If, notwithstanding any reduction described in the prior paragraph (or in the absence of any such reduction), the IRS determines that you are liable for the Excise Tax as a result of the receipt of one or more Payments, then you will be obligated to surrender or pay back to the Company, within one-hundred twenty (120) days after a final IRS determination, an amount of such payments or benefits equal to the “Repayment Amount.” The Repayment Amount with respect to such Payments will be the smallest such amount, if any, as will be required to be surrendered or paid to the Company so that your net proceeds with respect to such Payments (after taking into account the payment of the Excise Tax imposed on such Payments) will be maximized. Notwithstanding the foregoing, the Repayment Amount with respect to such Payments will be zero (0) if a Repayment Amount of more than zero (0) would not eliminate the Excise Tax imposed on such Payments or if a Repayment Amount of more than zero would not maximize the net amount received by you from the Payments. If the Excise Tax is not eliminated pursuant to the terms of this paragraph, then you will pay the Excise Tax.

All other terms and conditions of your employment with the Company remain in effect. Your employment with the Company remains “at-will,” which means that either you or the Company may terminate your employment at any time for any or no reason with or without notice or Cause.

To agree to the terms of this letter agreement and be eligible to receive and earn the compensation described herein, please sign and date this letter agreement and return it to my attention.

Sincerely,

Impel Pharmaceuticals Inc.

By: __________________________

Name: __________________________

Title: __________________________

By signing this letter agreement, I acknowledge that I agree with the terms and conditions of this letter agreement.

Signed: __________________________ Dated: __________________________

Name: __________________________